Exhibit 99.1

For additional information, contact: Robert W. Dumas. Chairman, President and CEO (334) 821-9200

Press Release – February 18, 2020

Auburn National Bancorporation, Inc. Appoints New Director

AUBURN, Alabama – Auburn National Bancorporation, Inc. (the “Company”) (Nasdaq: AUBN), the parent company of AuburnBank (the “Bank”), announced that Laura Cooper was appointed on February 11, 2020 to the Boards of Directors of the Company and the Bank.

“We are delighted to have Ms. Cooper join our team of Directors,” said Robert W. Dumas, Chairman, President and CEO of the Company. “She will bring valuable perspective and experience to our Board.”

Ms. Cooper currently serves as the Executive Director for the Lee County Youth Development Center, a local non-profit that offers a broad continuum of services and care for youth and families. She is a licensed social worker in the State of Alabama and received her B.S. in Human Sciences and Family Development from the University of Alabama and her Master’s Degree in Community Agency Counseling from Auburn University.

Ms. Cooper also currently serves on the Auburn Industrial Development Board of Directors, the Opelika Chamber of Commerce Board of Directors, the Auburn University Human Development and Family Studies Advisory Council. She and has held numerous other leadership positions, including her past service as President of the Auburn City School Board, Chairperson of the Auburn Chamber of Commerce Board, Chairperson of the United Way of Lee County Board, and as a member of the Auburn University College of Education Advisory Council.

“Ms. Cooper’s lifelong pursuit of helping children and families along with her service to local businesses, public schools, and other civic organizations, make her uniquely qualified to assist the Company and the Bank with continuing its commitment to meeting the financial needs of the communities we serve,” stated Robert W. Dumas.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $829 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.